Ex12e
                               Idaho Power Company
                       Consolidated Financial Information
                 Supplemental Ratio of Earnings to Fixed Charges


                                                                                                    Twelve Months
                                            Twelve Months Ended December 31,                           Ended
                                                 (Thousands of Dollars)                               September 30,
                                         1995         1996         1997         1998       1999         2000
Earnings, as defined:
  Income before  income taxes        $ 135,333   $  142,710   $  138,746    $ 140,984   $ 143,078   $ 206,417
  Adjust for distributed income of
  equity investees                      (2,058)      (1,413)      (3,943)      (4,697)       (837)     (2,431)
  Equity in loss of equity method
  investments                                0            0            0          476           0           0
  Minority interest in losses of
  majority owned subsidiaries                0            0            0         (125)          0           0
  Supplemental fixed charges, as
  below                                 59,992       60,939       64,317       63,967      65,526      62,464

     Total earnings, as defined      $ 193,267   $  202,236   $  199,120    $ 200,605   $ 207,767   $ 266,450

Fixed charges, as defined:
  Interest charges                   $  56,456   $   57,348   $   60,761    $  60,593   $  62,014   $  58,989
  Rental interest factor                   925          991          982          801         955         932

     Total fixed charges                57,381       58,339       61,743       61,394      62,969      59,921

  Supplemental increment to fixed
   charges*                              2,611        2,600        2,574        2,573       2,557       2,543


     Total supplemental fixed
       charges                       $  59,992   $   60,939   $   64,317    $  63,967   $  65,526   $  62,464

Supplemental ratio of earnings to
   fixed charges                         3.22x        3.32 x       3.10x        3.14x       3.17x       4.27x


*Explanation of increment - Interest on the guaranty of American Falls
      Reservoir District bonds and Milner Dam, Inc. notes which are already included in operation expenses.

